                                  SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|   Preliminary Proxy Statement
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

                           MILESTONE PROPERTIES, INC.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:  N/A

(2)   Aggregate number of securities to which transaction applies:  N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
      (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)   Proposed maximum aggregate value of transaction:  N/A

(5)   Total fee paid:  $0

|_|   Fee paid previously with preliminary materials:  N/A

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

      (2)  Form, Schedule or Registration Statement No.:


      (3)  Filing Party:

      (4)  Date Filed:

                           MILESTONE PROPERTIES, INC.

                             5200 Town Center Circle
                            Boca Raton, Florida 33486

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------


         The Annual Meeting of Stockholders of MILESTONE PROPERTIES, INC. (the "Company"), a Delaware corporation, will be held at the offices of Deloitte & Touche LLP, 1633 Broadway, Ninth Floor, New York, New York 10019, on Friday, May 23, 1997, at 10:00 A.M., Local Time, for the following purposes:

                  (1) To elect two Class I directors to serve for a term of three years;

                  (2) To ratify the appointment of the auditors for the Company for the year ending December 31, 1997; and

                  (3) To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

         Only holders of record of shares of the Company's Common Stock at the close of business on April 18, 1997 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

         Attendance at the meeting will be limited to the Company's stockholders or their proxies having evidence of ownership and to guests of the Company. If you hold stock through a bank or broker, a copy of an account statement from your bank or broker will suffice as evidence of ownership.

         You are requested to fill in, date and sign the enclosed proxy card, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope. Any Common Stockholder attending the meeting may vote in person even if he or she has already returned a proxy.

                                     By order of the Board of Directors,




                                     HARVEY SHORE
                                     Secretary


Boca Raton, Florida
April 21, 1997






IMPORTANT: The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

                          MILESTONE PROPERTIES, INC.

                           5200 Town Center Circle
                          Boca Raton, Florida  33486

                           ------------------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 May 23, 1997

                           ------------------------


      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MILESTONE PROPERTIES, INC. (the "Company"), a Delaware corporation, to be used at the Annual Meeting of Stockholders of the Company to be held at the offices of Deloitte & Touche LLP, 1633 Broadway, Ninth Floor, New York, New York 10019, on Friday, May 23, 1997, at 10:00 A.M., Local Time, and at any adjournments thereof (the "Meeting").

      The principal executive offices of the Company are located at 5200 Town Center Circle, Boca Raton, Florida 33486. The approximate date on which this Proxy Statement, the foregoing notice and the enclosed form of proxy card were first sent or given to holders of the Company's common stock, par value $.01 per share (the "Common Stock"), was April 22, 1997.

      Common Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies received by the Company where the Common Stockholder has specified a choice with respect to the election of directors or the ratification of the selection of the Company's auditors will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted FOR the election of both nominees for the Board of Directors and FOR the ratification of the selection by the Board of Directors of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending December 31, 1997.


                                    VOTING


      Only Common Stockholders of record at the close of business on April 18, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. Common Stockholders are entitled to one vote for each share of Common Stock held. There were outstanding on the Record Date approximately 4,104,837 shares of Common Stock. Holders of the Company's $.78 Convertible Series A preferred stock, par value $.01 per share (the "Preferred Stock"), are not entitled to vote at the Meeting. On the Record Date, there were outstanding approximately 2,704,095 shares of Preferred Stock.

      Under Delaware law and the Company's By-Laws, the presence in person or by proxy of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Meeting for the matters to be voted upon by the holders of the Common Stock at the Meeting. For purposes of determining if a quorum is present at the Meeting, abstentions and broker "non-votes" will be included in the determination of the number of shares present at the Meeting. Abstentions will have the same effect as negative votes except with regard to the election of directors, as directors are elected by a plurality of the votes cast. Broker "non-votes" will not be counted in the tabulations of the votes cast on proposals presented to Common Stockholders since shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

      The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the foregoing notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of securities of the Company as of the close of business on April 16, 1997 by (i) each person known by the Company to beneficially own more than 5% of any class of the Company's voting securities, (ii) each director and nominee for director of the Company, (iii) the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers (together, the "Named Executive Officers") and (iv) all directors, nominees for director and executive officers of the Company as a group. The information in the table reflects the current conversion ratio for the Preferred Stock (which is convertible at any time into Common Stock) of 0.91 shares of Preferred Stock to be surrendered for each share of Common Stock to be received upon conversion. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned by such person. No person is known by the Company to beneficially own more than 5% of the Preferred Stock. The Common Stock is the only voting security of the Company, except that holders of the Preferred Stock have the right to elect one of the Company's directors. A person is deemed to beneficially own a security if he or she has or shares the power to vote or dispose of the security or has the right to acquire it within 60 days.


                                                   Common Stock                             Preferred Stock
                                          ------------------------------             -----------------------------
                                                                Percent                                    Percent
 Name of Beneficial Owner (1)             Number of Shares     of Class              Number of Shares     of Class
-----------------------------             ----------------     ---------             ----------------     --------
Robert A. Mandor                             3,009,562(2)        72.3%                    5,346(3)         *

Leonard S. Mandor                            3,005,845(4)        72.3                     2,500(5)         *

Concord Assets Group, Inc.                   2,903,845(6)        70.7                     2,500            *

Castle Plaza, Inc.                           2,260,564           55.1                       -              -

Concord Milestone,                             274,910(7)         6.7                       -              -
 Incorporated

Concord Fund Incorporated                      274,910(8)         6.7                       -              -

Harvey J. Shore                                 15,180(9)          *                        -              -

Joseph P. Otto                                  12,462(10)         *                       326             *

Joan LeVine                                     14,386(11)         *                       272             *

Gregory McMahon                                  7,610(12)         *                       100             *

Geoffrey S. Aaronson                             7,500(13)         *                        -              -

Harvey Jacobson                                  7,500(13)         *                        -              -

All directors, nominees for                  3,127,200(15)       73.2                     6,044            *
 director and executive officers
 as a group (8 persons) (14)

---------------------------

 *    Less than 1%

(1) The address of each of the indicated stockholders is c/o Milestone Properties, Inc., 5200 Town Center Circle, Boca Raton, Florida 33486.

                                         (footnotes continued on following page)

(footnotes continued from prior page)

(2) Includes (a) 53,000 shares of Common Stock subject to currently exercisable options; (b) 3,127 shares of Common Stock issuable upon the conversion of 2,846 shares of Preferred Stock; (c) 590 shares of Common Stock owned directly; (d) 2,903,845 shares of Common Stock beneficially owned by Concord (see footnote (7)); and (e) 49,000 shares of Common Stock owned by Mill Neck Associates. Mill Neck Associates is a general partnership in which Leonard S. Mandor and Robert A. Mandor each own a 50% general partnership interest. Therefore, each of them has the power to vote and dispose of the 49,000 shares and, as a result of such power, are each deemed to beneficially own all of such 49,000 shares. Robert A. Mandor is an officer, director and stockholder of Concord and, therefore, may be deemed to be a beneficial owner of the shares of Common Stock beneficially owned by Concord. Robert A. Mandor disclaims beneficial ownership of the shares of Common Stock beneficially owned by Concord pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by virtue of the ownership by Leonard S. Mandor of more than a majority of the outstanding capital stock of Concord, thereby giving Leonard S. Mandor the ultimate power to control the voting and disposition of the shares of Common Stock beneficially owned by Concord.

(3) Includes 2,846 shares of Preferred Stock owned directly and 2,500 shares of Preferred Stock owned by Concord.

(4) Includes (a) 53,000 shares of Common Stock subject to currently exercisable options; (b) 2,903,845 shares of Common Stock beneficially owned by Concord (see footnote (7)); and (c) 49,000 shares of Common Stock owned by Mill Neck Associates (see footnote (3)).

(5)   Represents 2,500 shares of Preferred Stock owned by Concord.

(6) Includes (a) 274,910 shares of Common Stock held in the name of Concord Associates and beneficially owned by Concord Milestone, Incorporated ("CMI"), a wholly-owned subsidiary of Concord; (b) 81,534 shares of Common Stock owned by Concord Milestone Partners, L.P., whose general partner, Concord Milestone Income II, Inc., is a wholly-owned subsidiary of Concord; (c) 2,747 shares of Common Stock which Concord has the right to acquire upon conversion of 2,500 shares of the Preferred Stock directly owned by Concord; (d) 2,260,564 shares of Common Stock owned by Castle Plaza, Inc. ("CPI"), a wholly-owned subsidiary of Concord; (e) 163,291 shares of Common Stock owned by Mountain View Mall, Inc., a wholly-owned subsidiary of Concord; and (f) 120,799 shares of Common Stock owned by Concord Income Realty Partners VI, L.P., a limited partnership, the sole general partner and sole limited partner of which are wholly-owned subsidiaries of Concord ((a) through (f) are collectively referred to as the "Concord Stock").

(7) Consists of the 274,910 shares of Common Stock beneficially owned by Concord Fund Incorporated ("CFI"). CFI is a wholly-owned subsidiary of CMI.

(8) Owned as successor to Concord Associates, the registered owner of such shares.

(9) Includes 1,180 shares of Common Stock and 14,000 shares of Common Stock subject to currently exercisable options.

(10) Includes (a) 358 shares of Common Stock issuable upon conversion of 326 shares of Preferred Stock; (b) 12,000 shares of Common Stock subject to currently exercisable options; and (c) 104 shares of Common Stock.

(11) Includes (a) 299 shares of Common Stock issuable upon conversion of 272 shares of Preferred Stock; (b) 14,000 shares of Common Stock subject to currently exercisable options; and (c) 87 shares of Common Stock.

(12) Includes (a) 110 shares of Common Stock issuable upon conversion of 100 shares of Preferred Stock and (b) 7,500 shares of Common Stock subject to options, 6,250 of which are currently exercisable and 1,250 of which will become exercisable on May 24, 1997.

(13) Consists of 7,500 shares of Common Stock subject to options, 6,250 of which are currently exercisable and 1,250 of which will become exercisable on May 24, 1997.

(14) The shares of Common Stock beneficially owned by Concord Assets Group, Inc. ("Concord") (see footnote (7)), and Mill Neck Associates (see footnote (3)) may be deemed to be beneficially owned by both Leonard S. Mandor and Robert A. Mandor. Such shares, however, are only included once in the computation of shares beneficially owned by directors, nominees for director and executive officers as a group.

(15) Includes (a) 164,750 shares of Common Stock subject to currently exercisable options; (b) 3,750 shares of Common Stock subject to options which will become exercisable within 60 days of the Record Date; and (c) 3,895 shares of Common Stock issuable upon the conversion of 3,544 shares of Preferred Stock.

                              ELECTION OF DIRECTORS

      The Board of Directors currently consists of six directors, five of whom are elected by the holders of the Common Stock and one of whom is elected by the holders of the Preferred Stock. The Board is divided into three classes, each of which consists of as nearly an equal number of directors as possible, and each year members of one of the three classes are elected for a three-year term. Under the Company's By-Laws, the affirmative vote of a plurality of the votes cast in person or by proxy at the Meeting is required to elect the nominees for directors. Each proxy received from a holder of Common Stock will be voted for the election of the Board of Directors' nominees, unless otherwise specified in the proxy.

      At the Meeting, the holders of Common Stock will elect two Class I directors for a term expiring at the 2000 Annual Meeting of Stockholders and until their successors shall have been elected and qualified. The Board of Directors' nominees, Joseph P. Otto and Geoffrey S. Aaronson, are presently serving as directors of the Company. At this time, the Board of Directors of the Company knows of no reason why either nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was elected as a director or nominee.

      By virtue of Concord's ownership of the Concord Stock, which is in excess of 70% of the outstanding shares of Common Stock, Concord has the power to cause the election of the two nominees for directors of the Company at the Meeting. Concord has indicated to the Company that it intends to vote its shares of Common Stock in favor of the election of the two nominees as Class I directors. The presence at the Meeting of Concord's shares of Common Stock would establish a quorum and the voting of such shares in favor of the two nominees' election would result in their election.

      Certain information concerning the Board of Directors' nominees for directors is set forth below:


    Class I (Term Expires 2000)
       Name of Director                 Age     Director with the Company since
       ----------------                 ---     -------------------------------
        Joseph P. Otto                  43           November 1996
        Geoffrey S. Aaronson            45           December 1990

     The Board of Directors recommends a vote FOR the election of the two nominees to the Company's Board of Directors. Proxies received from holders of shares of Common Stock will be voted FOR the election of the two nominees unless otherwise specified in the proxy.

     The following individuals are the Company's other directors, whose terms of office will continue after the Meeting until the annual meeting of stockholders in the year in which the term of their class expires:

    Class III (Term Expires 1999)
                Name of Director      Age        Director with the Company since
                ----------------      ---        -------------------------------
              Leonard S. Mandor       50             December 1990
              Gregory McMahon         46             May 1991


    Class II (Term Expires 1998)
                Name of Director      Age       Director with the Company since

                ----------------      ---       -------------------------------
                 Robert A. Mandor     45             December 1990
                 Harvey Jacobson      54             December 1990

      Leonard S. Mandor has served as Chairman of the Board and Chief Executive Officer since the Company began operations on December 18, 1990. Mr. Mandor is also the Chief Executive Officer and a director of Concord and has been associated with Concord since its inception in 1981.

      Robert A. Mandor has served as President and Chief Financial Officer of the Company since it began operations on December 18, 1990. Mr. Mandor is also the President and a director of Concord and has been associated with Concord since its inception in 1981.

      Joseph P. Otto was appointed a director of the Company by the Board in November 1996 to fill a vacancy and has served as a Vice President of the Company since it began its operations in December 1990. Mr. Otto is also a Vice President of Concord and has been associated with Concord since 1984.

      Geoffrey S. Aaronson is a shareholder of the law firm of Schantz, Schatzman and Aaronson, P.A. in Miami, Florida. He has been with such firm since 1983. Mr. Aaronson's practice emphasizes corporate and business financial reorganizations.

      Harvey Jacobson has been the Chief Executive Officer of Glencraft Lingerie Corporation since 1985.

      Gregory McMahon was elected as a director of the Company by the holders of the Preferred Stock in 1991, is a Certified Public Accountant and has been a partner in the accounting firm of John McMahon & Sons for more than 17 years. Mr. McMahon specializes in taxation and real estate.

      Leonard S. Mandor and Robert A. Mandor are brothers. There are no other family relationships among any other directors or executive officers of the Company.

      The Board of Directors currently has the following committees:

           (i) an Audit Committee, consisting of Messrs. Aaronson, Jacobson and McMahon. The committee's function is to assist the Board of Directors in fulfilling its fiduciary responsibilities relating to accounting and reporting, and to maintain an independent line of communication between the Board of Directors, the Company's auditors and the Company's internal accounting staff;

           (ii) a Compensation Committee, consisting of Messrs. Aaronson,

                Jacobson and McMahon. The committee's function is to recommend to the Board of Directors the appropriate level of compensation (including incentive compensation based upon performance-related criteria) to be paid to the Company's executives. The committee is also responsible for administering and making grants under the 1993 Employee Stock Option Plan;

           (iii)an Executive Committee, consisting of Leonard S. Mandor, Robert
                A. Mandor and Joseph P. Otto. The committee's function is to exercise certain powers of the Board of Directors, when necessary or appropriate for the efficient management of the business and affairs of the Company, between meetings of the Board of Directors; and

           (iv) a Related Party Transaction Committee (the "RPT Committee"), consisting of Messrs. Aaronson, Jacobson and McMahon. The committee's function is to evaluate the appropriateness of entering into, the terms of, and enforcing, transactions with affiliates and related parties.

      Members of each committee are appointed annually. The Company does not have a standing Nominating Committee.

      During the year ended December 31, 1996, the Board of Directors held six meetings and acted twice by unanimous written consent, the Compensation Committee held one meeting, and none of the RPT Committee, the Audit Committee, and the Executive Committee met or acted by consent. During 1996, all directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served, during the period that he or she served.

Compensation of Directors

      Each of the Company's directors who is not an employee of the Company receives an annual fee of $20,000 for serving as a director, and each member of the Compensation Committee, the RPT Committee and the Audit Committee receives a fee of $600 for each such committee meeting attended. All directors are also entitled to be reimbursed for their reasonable out-of-pocket expenses in connection with all meetings of the Board of Directors and committee meetings attended.

      Under the Company's 1993 Nonemployee Director Stock Option Plan (the "Nonemployee Director Stock Option Plan"), each director who is not an employee of the Company is granted options to purchase 2,500 shares of Common Stock on the director's first election to the Board of Directors, and, thereafter through

December 28, 2003, is granted options to purchase an additional 2,500 shares of Common Stock at each annual meeting of stockholders for his or her prior year of service as a director. One-half of each such grant of 2,500 options becomes exercisable on the first anniversary of the date of the grant and the other half of such grant becomes exercisable on the second anniversary of the date of the grant. On May 24, 1996, Geoffrey S. Aaronson, Harvey Jacobson and Gregory McMahon, the Company's nonemployee directors, were each granted options to purchase 2,500 shares of Common Stock at an exercise price of $1.6875 per share under the Nonemployee Director Stock Option Plan.

Executive Officers

      In addition to the persons described below, Leonard S. Mandor, Robert A. Mandor and Joseph P. Otto are also executive officers of the Company, holding the offices described above. There are no arrangements between the Company and any Named Executive Officer other than the agreements between the Company and each of Leonard S. Mandor, Robert A. Mandor, Harvey Shore, Joan LeVine and Joseph P. Otto described under the caption "Executive Compensation - Employment Arrangements and Compensation Plans."

      Joan LeVine, age 47, has served as Treasurer, Controller and a Senior Vice President of the Company since the Company began operations on December 18, 1990, and also served as a director of the Company from March 1993 until November 1996 when she resigned as a director in connection with a reduction in her work schedule. Ms. LeVine joined Concord in 1984 and is Treasurer, Secretary and a Senior Vice President of Concord. Ms. LeVine is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

      Harvey Shore, age 52, has served as Secretary and a Senior Vice President of the Company since it began operations on December 18, 1990. Mr. Shore is also a Senior Vice President of Concord and has been associated with Concord since 1983.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file certain reports ("Section 16 Reports") with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock, the Preferred Stock and other equity securities of the Company. Based solely on the Company's review of the Section 16 Reports furnished to the Company and written representations from certain reporting persons, all Section 16(a) requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 1996.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain information concerning compensation paid by the Company to the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years.

                          Summary Compensation Table


                                                            Annual                    Long-Term
                                                        Compensation            Compensation Payouts
                                                   -----------------------      --------------------
Name and                                           Salary          Bonus            LTIP Payouts
Principal Position                    Year           ($)             ($)                ($)
------------------                    ----         -------         -------          ------------

Leonard S. Mandor                     1996        385,875                0          409,482
  Chairman and Chief                  1995        367,500          165,375              ___
  Executive Officer                   1994        350,000          157,500              ___

Robert A. Mandor                      1996        330,750                0          409,482
  President and Chief                 1995        315,000          141,750              ___
  Financial Officer                   1994        300,000          135,000              ___

Harvey Shore                          1996        137,200           20,580              ___
  Senior Vice President               1995        130,667           32,667              ___
  and Secretary                       1994        124,445           31,111              ___

Joseph P. Otto                        1996        137,200           20,580              ___
  Vice President                      1995        130,667           64,067              ___
                                      1994        124,445           31,111              ___

Joan LeVine                           1996         96,040           14,406              ___
  Senior Vice President               1995        112,742           28,186              ___
  Treasurer, and                      1994        124,445           31,111              ___
  Controller

---------------------


      Other than under the Company's Long-Term Incentive Bonus Plan (the "LTIP") described below, no other annual compensation, restricted stock awards, stock appreciation rights ("SARs") or other compensation, as defined in the regulations of the Exchange Act governing the solicitation of proxies, were awarded to, earned by or paid to any of the Named Executive Officers during any of the last three fiscal years.

Stock Option Plan


      No stock options were granted to the Named Executive Officers under the Company's 1993 Employee Stock Option Plan during the year ended December 31, 1996. The Company does not currently have (and has not previously had) any plan pursuant to which any SARs may be granted.

          Aggregated Option Exercises in Last Fiscal Year and Fiscal
                            Year-End Option Values

      The following table sets forth information with respect to the value at December 31, 1996 of unexercised stock options held by the Named Executive Officers. No options were exercised by any Named Executive Officer and no SARs were granted by the Company during the year ended December 31, 1996.

                                                              Number of Securities             Value of Unexercised
                                                             Underlying Unexercised            In-the-Money Options
                         Shares                          Options at Fiscal Year-End (1)         at Fiscal Year-End
                        Acquired           Value
                       on Exercise        Realized        Exercisable / Unexercisable       Exercisable / Unexercisable
Name                       (#)               ($)                      (#)                               ($)
----                   -----------        --------        ---------------------------       ---------------------------
Leonard S. Mandor           0                 0                53,000/0                          0              0

Robert A. Mandor            0                 0                53,000/0                          0              0

Harvey Shore                0                 0                14,000/0                          0              0

Joan LeVine                 0                 0                14,000/0                          0              0

Joseph P. Otto              0                 0                12,000/0                          0              0

---------------------

(1)  Each option is exercisable for one share of Common Stock.

             Long-Term Incentive Plans - Awards Last Fiscal Year

      The following table sets forth the value of the bonuses accrued for Leonard S. Mandor and Robert A. Mandor as of December 31, 1996 under the Company's LTIP. None of the other Named Executive Officers was eligible to receive awards under such plan.


                                                                    Performance
                                                                    Period Until           Estimated Future Payouts
                                   Number of Shares, Units           Maturation                Under Non-Stock
Name                                   or Other Rights               or Payout                Price-Based Plans
----                               -----------------------          ------------           ------------------------

Leonard S. Mandor                              1(1)                 12/31/96(2)                       (3)

Robert A. Mandor                               1(1)                 12/31/96(2)                       (3)

---------------------

(1) Under the LTIP, Leonard S. Mandor and Robert A. Mandor were each entitled to cash bonuses based upon 9% of the cumulative adjusted pre-tax profits for 1994, 1995 and 1996 of Milestone Asset Management, Inc. ("MAMI"), a wholly-owned subsidiary of the Company formerly known as Milestone Mortgage Corporation. Leonard S. Mandor and Robert A. Mandor each accrued $49,742 in 1994, $270,582 in 1995, and $89,158 in 1996 under the LTIP for an aggregate accrual of $409,482.

(2) The Company made a payout of bonuses of $409,482 under the LTIP to each of Leonard S. Mandor and Robert A. Mandor on March 20, 1997, which bonuses were accrued in 1994, 1995 and 1996.

(3) Payouts under the LTIP were made on March 20, 1997. No other payouts will be made under the LTIP.

Employment Arrangements and Compensation Plans

      In March 1993, the Board approved three-year employment agreements for each of the Named Executive Officers, effective as of January 1, 1993. These employment agreements provide for annual base salaries as well as certain fringe benefits, including health care and life insurance. The employment of any Named Executive Officer under his or her employment agreement may be terminated on 30 days written notice by either the Company or the executive officer. In February 1994, the Compensation Committee, a committee of the Board of Directors comprised of nonemployee directors, recommended, and the Board of Directors approved, an increase in the base salaries of each of the Named Executive Officers for 1994. On March 30, 1995, the Compensation Committee recommended, and the Board of Directors approved, an additional 5% increase in the base salaries for each of the Named Executive Officers for 1995 and amendments to the respective employment agreements of Harvey Shore, Joan LeVine and Joseph P. Otto to provide for six months' base salary as severance pay in the event of the termination of their employment with the Company without cause. Effective July 1, 1995, Ms. LeVine's base salary for 1995 was reduced in connection with the reduction of her work schedule. In April 1996, the Compensation Committee recommended, and the Board of Directors approved, three-year extensions, effective as of January 1, 1996, to the employment agreements of each of the Named Executive Officers pursuant to which the Company agreed to increase the base salaries of each of the Named Executive Officers by 5%. On March 20, 1997, the Compensation Committee recommended, and the Board of Directors approved, an additional 5% increase in the base salaries of each of the Named Executive Officers, effective as of January 1, 1997. Accordingly, the base salaries of the Named Executive Officers of the Company as of January 1, 1997 are as follows:
Leonard S. Mandor -- $405,166 per year; Robert A. Mandor -- $347,288 per year; Harvey Shore -- $144,060 per year; Joseph P. Otto -- $144,060 per year; and Joan LeVine -- $100,842 per year.

      In March 1993, the Board also approved separate severance agreements (the "Severance Agreements") with each of the Named Executive Officers. The Severance Agreements provide that if the applicable executive's employment is terminated by the Company without "cause" or by the executive for "good reason" within three years of a "change in control" of the Company, the Company will pay to the executive a termination payment of up to three times the executive's annual salary plus certain bonuses, will pay to the executive all accrued fringe benefits and will continue to provide insurance coverage as in effect on the date of termination. For purposes of the Severance Agreements, "cause" includes certain misconduct by the executive, conviction of the executive of certain felonies and neglect of the executive's duties; "good reason" includes a breach by the Company of the executive's employment agreement or severance agreement, removal of the executive from any positions without cause or a significant adverse change in the executive's working conditions or status; and "change in control" includes certain acquisitions of voting securities giving a person 20% or more of the combined voting power of the Company, certain changes in the composition of the Company's Board of Directors, certain mergers, consolidations, reorganizations or dispositions of assets or the liquidation or dissolution of the Company.

      In February 1994, the Compensation Committee recommended, and the Board of Directors of the Company approved, the creation of (i) an annual incentive bonus program for Leonard S. Mandor and Robert A. Mandor under which bonuses are calculated based on the Company's adjusted pre-tax net profits and the performance of the Common Stock and the Preferred Stock, (ii) the LTIP for Leonard S. Mandor and Robert A. Mandor providing for a bonus to be determined by the profitability of MAMI in 1994, 1995 and 1996, in each case as contemplated by their employment agreements, and (iii) an annual incentive bonus program for the Company's other executive officers, Harvey Shore, Joan LeVine and Joseph P. Otto, under which bonuses are calculated based on (a) the Company's adjusted pre-tax net profits and the performance of the Common Stock and the Preferred Stock, and (b) the achievement of certain individual performance objectives. No bonuses were paid to Leonard S. Mandor and Robert A. Mandor under their annual incentive bonus program for 1996. Pursuant to the LTIP, as of December 31, 1996, each of Leonard S. Mandor and Robert A. Mandor had accrued bonuses of $409,482 which were based on an amount equal to 9% of MAMI's 1994, 1995 and 1996 adjusted pre-tax profits and were paid by the Company on March 20, 1997. In March 1997, pursuant to their annual incentive bonus program, each of Harvey Shore, Joan LeVine and Joseph P. Otto was awarded a bonus for 1996 equal to 15% of their respective base salaries. Such bonuses and the LTIP accrual and payout were approved by the Compensation Committee and the Board on March 20, 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In October 1995, the Company acquired 35 interests in real estate properties consisting of 32 wraparound mortgage interests and three fee properties (collectively, the "Properties") from affiliates of Concord (the "Sellers") for approximately $700,000 in cash and 2,545,000 shares of Common Stock (the "Acquisition"). As a result of the Acquisition, Concord (i) beneficially owns approximately 71% of the Common Stock and approximately 40% of the Common Stock on a fully diluted basis (i.e., if there were to be a full conversion of the Preferred Stock and exercise of currently outstanding options for Common Stock), (ii) has the ability to elect all of the Company's directors, other than the director elected by the holders of the Preferred Stock, and (iii) has the ability, subject to certain limitations, to approve all matters submitted to a vote of the Common Stockholders, including all fundamental corporate transactions. Concord is wholly owned by Leonard S. Mandor and Robert
A. Mandor, both of whom are executive officers and directors of both Concord and the Company.

      Pursuant to certain agreements executed in connection with the Acquisition (the "Acquisition Agreements"), and as security for any claims against any Seller for a breach of any covenant, representation or warranty under any Acquisition Agreement, the Company and Concord entered into an agreement on October 23, 1995 whereby Concord agreed to guaranty and indemnify the Company (the "Concord Guaranty") for one year for up to $1,000,000 in the aggregate, for a breach by any Seller of any covenant, representation or warranty under any Acquisition Agreement. The Concord Guaranty permitted the payment by Concord of any of its liabilities or obligations thereunder in cash and/or shares of Common Stock. To secure its obligations under the Concord Guaranty, Concord executed and delivered to the Company a pledge agreement (the "Concord Pledge Agreement") creating a security interest in favor of the Company with respect to (i) 137,930 shares of Common Stock beneficially owned by Concord, and (ii) 137,930 shares of common stock of Union Property Investors, Inc., a former subsidiary of the Company which was spun-off to the holders of the Company's Common Stock in October 1995, which shares were beneficially owned by Concord. Each of the Concord Guaranty and the Concord Pledge Agreement expired on October 23, 1996.

      On August 4, 1995 and October 30, 1995 the Company transferred (the "Transfer") five and eleven retail properties (the "Distribution Properties"), respectively, to its then wholly-owned subsidiary, UPI. Of the 16 properties transferred, 15 were acquired by the Company more than two years prior to the Transfer, and the other Distribution Property, located in Cary, North Carolina, was purchased by the Company on February 3, 1994 for approximately $2,300,000. In November 1995, the Company assigned to UPI a $3,000,000 line of credit the Company had obtained from First Union National Bank of Florida in February 1995.

      UPI was recapitalized and spun-off in November 1995 when the Company distributed (the "Distribution") all of the outstanding shares of UPI common stock to holders of record of the Common Stock as of October 31, 1995 on a share for share basis and for no consideration. In the Distribution, Concord and its affiliates acquired approximately 75% of UPI's common stock. Leonard S. Mandor and Robert A. Mandor served as directors and executive officers of UPI.

      As a result of and immediately following UPI's recapitalization, the Company owned all 650,000 outstanding shares of UPI's preferred stock, par value $.01 per share, with a 9% cumulative dividend subject to adjustment to 8% in certain events and a $10 per share liquidation preference and redemption value (the "UPI Preferred Stock"). Between March 22, 1996 and February 25, 1997, UPI redeemed an aggregate of 293,600 shares of the UPI Preferred Stock owned by the Company at a price of $10.00 per share for a total redemption price of $2,936,000 plus the accrued and unpaid dividends on such redeemed shares. As a result of such redemptions, the dividend rate on the UPI Preferred Stock was 8% per annum as of January 1, 1996.

      On February 27, 1997, UPI was merged (the "UPI Merger") into a wholly-owned subsidiary of Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"). In connection with the UPI Merger, 356,400 shares of the UPI Preferred Stock which the Company owned as of the date of the UPI Merger were converted into shares of Kranzco's Series C Cumulative Redeemable Preferred Shares (the "Kranzco Series C Shares") on a share for share basis. The Company believes that the terms of the Kranzco Series C Shares are similar to the terms of the UPI Preferred Stock, since the Kranzco Series C Shares (i) have the same redemption price and liquidation preference and price ($10 per share) as the UPI Preferred Stock, (ii) pay cumulative dividends at the rate paid on the UPI Preferred Stock as of the date of the UPI Merger (8%), and (iii) are required to be redeemed ratably on a quarterly basis over a two-year period from the date of the UPI Merger, as compared to the UPI Preferred Stock, which was not required to be redeemed until the year 2002 (although UPI could have, at its option, redeemed shares of UPI Preferred Stock at any time).

      On March 26, 1993, the United States District Court for the Southern District of New York approved a settlement (the "Settlement") of a consolidated class action which had been filed against the Company, Concord, Leonard S. Mandor, Robert A. Mandor, certain of the Company's other present and former affiliates, and Shareholder Communications Corporation, the proxy solicitation firm engaged by the Company in connection with the merger of The Concord Milestone Income Fund, L.P. and Concord Milestone Income Fund II, L.P. into the Company on December 18, 1990. Under the terms of the Settlement, the Company, among other things, was required to pay $1,360,000 in legal fees and expenses to plaintiffs' counsel over a period of three years. As of December 31, 1996, the Company paid the final $215,000 of legal fees and expenses remaining under the Settlement.


      A lawsuit (the "Rabin Litigation") purporting to be a class action against, among others, Concord, Leonard S. Mandor, Robert A. Mandor and certain partnerships and affiliates of Concord, was filed in September 1989 alleging various federal and common law claims relating to the sales of interests in such partnerships. In November 1991, the Rabin Litigation was settled pursuant to the terms of a court-approved settlement agreement (the "Settlement Agreement"). The plaintiffs in the Rabin Litigation have filed a Notice of Motion with the court seeking to enforce the Settlement Agreement and for declaratory and other relief. The plaintiffs assert, inter alia, that the defendants have breached the Settlement Agreement by improperly allocating transaction expenses against the payment to be made to the selling partnerships in certain circumstances pursuant to the Settlement Agreement and have breached their fiduciary duties to the plaintiffs. Although the Company is not a party to such action, in the event that the plaintiffs are successful in their claim for transaction expenses, the value of the Properties would be adversely affected, although the Company does not believe the effect of a successful claim by the plaintiffs would be materially adverse to the Company. Concord and one of its subsidiaries have agreed to indemnify the Company for any losses, up to $200,000 in the aggregate, resulting from any such transaction fees, costs or expenses incurred by the Company as a result of such event. Concord and its subsidiary can satisfy their indemnity obligation to the Company by delivery of shares of Common Stock, which for such purposes will be deemed to have a value of $7.25 per share.

      In connection with the motion to enforce the Settlement Agreement, the plaintiffs in such action have alleged, in part, that the sale of properties by the general partner (the "General Partner") of the partnership selling properties, was premature, without valid business justification with respect to the partnership and a breach of the General Partner's fiduciary duty. If this aspect of the litigation is determined adversely to the General Partner (or if the General Partner agrees to a settlement restricting its ability to sell properties prior to maturity), the ability of the General Partner to sell partnership properties, including the partnerships' commercial real properties (the "Underlying Properties") which secure certain wraparound notes (the "Wraparound Notes") and wraparound mortgages (the "Wraparound Mortgages" and, together with the Wraparound Notes, the "Wrap Debt"), prior to the maturity of the related Wrap Debt, whether by acceleration or at stated maturity, would be limited and could materially and adversely affect the Company's ability to realize upon the value of the Underlying Properties. Pursuant to the Settlement Agreement, Concord agreed to pay to the partnerships in which the plaintiffs are limited partners a priority distribution of 11% of the net proceeds (as defined in the Settlement Agreement) of the sale of each Underlying Property, generally representing 11% of the difference between (i) the amount received by a wraparound mortgagee (i.e., the Company) in satisfaction of a Wraparound Note and certain other obligations and (ii) the underlying Debt balance as of December 31, 1990, including any prepayment penalties, subject to certain adjustments. As a result, upon the satisfaction of the Wrap Debt acquired by the Company in the Acquisition, the Company may not be entitled to receive all of the proceeds thereof as a portion of the proceeds thereof may be payable to such partnerships. Under certain circumstances generally involving a sale of a property for a price greater than the outstanding balance of the Wraparound Note, the Company, as the wraparound mortgagee, will be entitled to share in such excess proceeds up to certain predetermined amounts.

      The parties have agreed in principle to a settlement of the motion to enforce the Settlement Agreement, and have submitted a proposed Stipulation and Order to the United States District Court for the Southern District of New York. Under the proposed Stipulation and Order, the plaintiffs would withdraw their breach of fiduciary duty claims and withdraw with prejudice their claim that defendants breached the Settlement Agreement by their allocation of transaction expenses from the sale of certain properties in exchange for a payment of $600,000 from the defendants. In addition, the Stipulation and Order provides for a formula relating to the allocation of transaction expenses in connection with the future sale of properties owned by the partnerships, including the Underlying Properties subject to the Wrap Debt. Generally, under such formula, if a property is sold for a price less than the sum of (a) the outstanding Wrap Debt, (b) the Permitted Additional Wrap Debt (as defined in the Settlement Agreement), and (c) the amount to be paid to the holder of the Wrap Debt pursuant to the Settlement Agreement, then 82.25% of the transaction expenses shall be the obligation of the selling partnership, and shall be deducted from the 11% of net proceeds (as defined in the Settlement Agreement) to be distributed to the selling partnership, and the Company, as the holder of the Wrap Debt, would be responsible for paying the remaining 17.75% of the transaction expenses incurred in such sale. In the event a property is sold for a price in excess of the sum of (a) the outstanding Wrap Debt, (b) the Permitted Additional Wrap Debt, and (c) the amount to be paid to the holder of the Wrap Debt pursuant to the Settlement Agreement, then the transaction expenses shall be deducted from the proceeds in excess of such existing debt, and, if such excess proceeds are not sufficient to pay all such transaction expenses, 82.25% of the balance of such transaction expenses shall be paid out of the 11% of the net proceeds distributed to the selling partnership, and the Company would be responsible for paying the remaining 17.75% of the transaction expenses incurred in such sale. As stated above, Concord and one of its subsidiaries have agreed to indemnify the Company for any losses, up to $200,000 in the aggregate, resulting from any such additional transaction fees, costs or expenses incurred by the Company as a result of such events. The Company does not believe that the proposed Stipulation and Order would, if entered into, materially adversely affect the Company. There can be no assurance, however, that the parties will consummate the proposed Stipulation and Order described above or, if entered into, that the plaintiffs will not pursue the breach of fiduciary duty claims against Concord and the General Partners of the partnerships which own the Underlying Properties which would otherwise be withdrawn under the terms of the proposed Stipulation and Order.

      On January 30, 1996, the Company, its Board of Directors and Concord were named as defendants in an action commenced in the Court of Chancery of the State of Delaware (the "Delaware Court"). In the action, the plaintiff, a Preferred Stockholder purporting to bring the action on behalf of himself and other Preferred Stockholders, alleges that in connection with (i) the Acquisition,
(ii) the Transfer, and (iii) the Distribution, the Company and its directors engaged in self-dealing, violated federal securities laws and an injunction against such violations and breached their fiduciary duties to the Preferred Stockholders. The plaintiff claims, among other things, that, as a result of such actions, the Company will not have sufficient funds to pay dividends on the Preferred Stock, and that the Properties are grossly inferior to the Distribution Properties. The defendants moved to dismiss the plaintiff's original complaint, and thereafter, the plaintiff amended his complaint to allege further causes of action, including a claim of rescission. The defendants moved to dismiss the amended complaint and, after hearing arguments thereon, the Delaware Court dismissed plaintiff's claim for rescission of both the Transfer and the Distribution and reserved decision on the defendants' motion to dismiss plaintiff's claim for damages and other relief. On December 9, 1996, the plaintiff requested that the Delaware Court dismiss the amended complaint, and filed a purported new class action. On January 14, 1997, the defendants filed a motion to dismiss or stay the purported new class action. The Delaware Court heard arguments on the motion to dismiss on April 15, 1997 and reserved decision with respect to such motion.

      In December 1990, the Company entered into an executive management agreement, as amended (the "Executive Management Agreement"), with Concord, pursuant to which the Company provides management services and assists Concord in the management of certain properties (the "Concord Properties") owned by Concord and its affiliates, including limited partnerships controlled by Concord or affiliates of Concord. Pursuant to the Executive Management Agreement, which is renewable annually, the Company makes available to Concord certain personnel of the Company to provide management services (the "Management Services") to Concord in connection with which Concord is required to reimburse the Company based upon the hourly wage rate of such personnel, and the Company provides Concord with office space and general office services. The Management Services include overseeing all financing, acquisitions, dispositions and operational functions of the relevant Concord Properties. The operational functions of the Management Services include procuring and maintaining insurance, leasing, supervising and administering expansion and maintenance projects, and performing all other necessary services for maintaining the Concord Properties involved. Under the Executive Management Agreement, affiliates of Concord engaged in real estate brokerage activities may receive brokerage or leasing commissions in connection with the purchase, sale or leasing of properties by the Company. In March 1995, the Executive Management Agreement was amended to reduce by 50% the monthly fee paid by Concord to the Company for Management Services to its present fee of $12,500 and to reduce by 50% the amount reimbursed by Concord for office space and general office services. This reduction was occasioned by a significant decrease in properties leased by Concord and, accordingly, a corresponding decrease in the Management Services. Pursuant to the Executive Management Agreement, Concord owes the Company $155,857 for expenses incurred by the Company in 1996 and Concord reimbursed the Company for expenses totalling $240,481 incurred by the Company in 1995. In addition, Concord owes the Company $68,681 for various services provided by the Company to Concord in 1996 pursuant to the Executive Management Agreement, and Concord paid the Company $133,300 for similar services provided to Concord in 1995.

      Milestone Properties Management, Inc. ("MPMI"), one of the Company's wholly-owned subsidiaries, is a party to a property management agreement (the "Property Management Agreement") with Concord under which MPMI manages certain properties owned by Concord and its affiliates, including limited partnerships controlled by Concord or affiliates of Concord. MPMI received $9,747 and $140,421 in termination fees and incurred $7,608 and $932,555 of accelerated amortization in connection with the termination of management agreements for the years ended December 31, 1996 and 1995, respectively, resulting from the sale or foreclosure of properties owned by limited partnerships syndicated by Concord. As of December 31, 1996, MPMI performed property management and leasing services for 25 of Concord's shopping centers pursuant to the Property Management Agreement.

      In connection with the UPI Merger, on February 26, 1997, UPI terminated the property management agreement it had entered into with MPMI in November 1995 (the "Property Management Agreement") and the management services agreement it had entered into with the Company in November 1995 (the "Management Services Agreement"). The aggregate fees paid in 1996 by UPI to MPMI and the Company for services provided to UPI under the Property Management Agreement and the Management Services Agreement were $975,807 and $260,024, respectively.


                              SELECTION OF AUDITORS

      The Board of Directors has selected Deloitte & Touche LLP, independent auditors, as auditors for the Company for the year ending December 31, 1997. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for holders of shares of Common Stock to pass upon the selection of auditors. By virtue of its ownership of in excess of 70% of the outstanding shares of Common Stock, Concord has the power to cause the ratification of Deloitte & Touche LLP as auditors for the Company for the year ending December 31, 1997. Concord has indicated to the Company that it intends to vote its shares of Common Stock in favor of the ratification of the selection of Deloitte & Touche LLP as the Company's auditors for 1997.

      It is expected that representatives of Deloitte & Touche LLP will be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

      The Board of Directors recommends a vote FOR ratification of the appointment of the auditors. Proxies received from holders of shares of Common Stock will be voted FOR the appointment of the auditors unless otherwise specified in the proxy.


                    STOCKHOLDER PROPOSALS AND OTHER BUSINESS

      Any proposal of an eligible stockholder intended to be presented at the next annual meeting of stockholders that the eligible stockholder wishes to be included in the Company's proxy statement and form of proxy relating to that meeting must be received by the Company no later than December 23, 1997. Stockholder proposals should be directed to the Secretary of the Company at the address set forth on the first page of this proxy statement.

                          ANNUAL REPORT ON FORM 10-KSB

      THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE AND UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-KSB. ANY SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE COMPANY AT 5200 TOWN CENTER CIRCLE, BOCA RATON, FLORIDA 33486, ATTENTION: DIRECTOR OF STOCKHOLDER SERVICES. COPIES OF THE EXHIBITS TO THE COMPANY'S 1996 FORM 10-KSB WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY'S EXPENSES IN FURNISHING SUCH EXHIBITS.

      A copy of the Company's 1996 Annual Report, which includes the Company's Form 10-KSB for the year ended December 31, 1996, is being mailed simultaneously with this Proxy Statement.


                                  MISCELLANEOUS

      The Company will bear the cost of preparing, assembling and mailing the enclosed proxy card, this Proxy Statement and other material which may be sent to the Company's stockholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.


                                            By order of the Board of Directors,




                                            HARVEY SHORE
                                            Secretary

Boca Raton, Florida
April 21, 1997

PROXY                     MILESTONE PROPERTIES, INC.

                        Annual Meeting of Stockholders

                                 May 23, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints LEONARD S. MANDOR, ROBERT A. MANDOR and HARVEY SHORE, or any of them acting singly in the absence of the others, attorney with the power of substitution and revocation in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all of the shares of Common Stock of Milestone Properties, Inc. (the "Company") held of record by the undersigned on April 18, 1997, at the Annual Meeting of Stockholders to be held at the offices of Deloitte & Touche LLP, 1633 Broadway, Ninth Floor, New York, New York 10019, on May 23, 1997 at 10:00 A.M. and at any adjournment(s) thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof.

    This proxy, when properly executed, will be voted as directed herein with respect to the matters set forth on the reverse side of this proxy. If this proxy is executed but no directions are given, this proxy will be voted FOR the election as directors of both nominees nominated in proposal 1 and FOR proposal
2. In their discretion, the proxies named above are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

MILESTONE PROPERTIES, INC.
P.O. BOX 11103
NEW YORK, N.Y. 10203-0103


(Continued and to be dated and signed on the reverse side.)

          /  /

1. The election of two Class I directors nominated by the Board of Directors:

FOR all nominees listed below (except as indicated below) / /

WITHHOLD AUTHORITY to vote for all nominees listed below / /

Nominees: JOSEPH P. OTTO AND GEOFFREY S. AARONSON
(INSTRUCTION: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.)

------------------------------------------------------------------------------

2. The ratification of the appointment of Deloitte & Touche LLP to serve as independent auditors for the Company for the year ending December 31, 1997.


                FOR             AGAINST         ABSTAIN
               /  /               /  /           /  /


Change of Address or
Comments Mark Here      /  /


Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties to the joint tenancy should sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated in each case, April 21, 1997.


Dated:                                            , 1997
        -----------------------------------------


--------------------------------------------------------
                         Signature

-------------------------------------------------------
                 Signature if held jointly

Votes MUST be indicated
(x) in Black or Blue ink.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
ENVELOPE.